Exhibit 99.1

PRESS RELEASE

CHINA DIGITAL COMMUNICATION GROUP APPOINTS INDEPENDENT DIRECTOR TO U.S.-BASED AUDIT COMMITTEE

LOS ANGELES, CA and SHENZHEN, CHINA--(MARKET WIRE)--Nov 10, 2005 -- China Digital Communication Group (OTC BB:CHID.OB - News) announced today that its Board of Directors has appointed Alfred L. Simon as an independent director to its audit committee, which is comprised of directors based in the United States. Alfred Simon contributes 40 years of diverse financial experience as an investment banker, financial analyst and chief financial officer in the private and public sector.

Yi Bon Sun, CEO of China Digital Communication Group, stated, "Mr. Simon offers a wealth of financial management experience to China Digital during a significant phase in our corporate growth. Mr. Simon will play an integral role as a member of our audit committee, which is based in the United States. Mr. Simon will assist the committee in reviewing the Company's financial statements, overseeing the establishment and implementation of systems for internal accounting and auditing control, and making recommendations to the Board relating to the Company's external audit and financial affairs in order to facilitate timely and accurate financial reporting for our shareholders. The Board cordially welcomes Mr. Simon to the committee, and we look forward to announcing additional appointments of independent directors in the near future."

For the past 16 years, Mr. Simon has been the Principal of American Capital Group, which provides corporate financial services specializing in merger and acquisitions and capital fundraising. Mr. Simon began his career as an auditor at Ernst & Ernst in 1962 and has held numerous executive level positions since including partner and co-director of research at Sanford C' Bernstein Company, Vice President of Corporate Finance at Gruntal & Company; Director of Corporate Finance at Mabon Nugent & Co; and Director of Investment Banking at Philips Appel & Walden. He has also served on the Board of Directors of Carmel Container Systems and HC Industries. Mr. Simon holds a Harvard MBA and CPA certification in NYSE and NASD registration as a General Securities Principal, Financial and Operations Principal and Supervisory Analyst.

About China Digital Communication Group

China Digital Communication Group, through its Shenzhen E'Jenie subsidiary, is a rapidly growing manufacturer of battery shells and related technology for use in electronic products, primarily mobile phones. Since December 2003, the Company has adopted the approach of using licenses, joint ventures, mergers and acquisitions to bring battery and telecom equipment makers in China to markets overseas. The Company's products now power digital cameras, camera phones, PDAs and laptop computers in East Asia and beyond. China Digital is continuing its expansion across China, while also seeking distribution partners in the United States. For more information, visit www.chinadigitalgroup.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995: The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur.

Contact:

     For further information, contact:

     At the Company:
     China Digital Communication Group
     Roy Teng
     310-461-1322
     E-mail: Email Contact

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     http://www.chinadigitalgroup.com
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     Investor Relations:
     OTC Financial Network
     Rick McCaffrey
     781-444-6100, x625
     Email Contact
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     http://www.otcfn.com/chid
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